Exhibit 99.1

ARES COMMERCIAL REAL ESTATE CORPORATION REPORTS THIRD QUARTER 2013 NET INCOME OF $0.27 PER COMMON SHARE INCLUDING GAIN ON ACQUISITION OF ALLIANT CAPITAL

Declares Fourth Quarter 2013 Dividend of $0.25 per Common Share

Closes Strategic Acquisition of Multifamily Financial Services Firm Alliant Capital LLC (renamed “ACRE Capital”)

Subsequent to quarter end, priced the issuance of a $494 million CMBS securitization

SEPTEMBER 30, 2013 FINANCIAL RESULTS

Chicago, IL — November 13, 2013 - Ares Commercial Real Estate Corporation (the “Company,” “we,” and “our”) (NYSE:ACRE), a specialty finance company primarily engaged in principal lending, mortgage banking and servicing of commercial real estate (“CRE”) loans and other CRE related investments reported net income of $7.6 million or $0.27 per basic and diluted common share for the third quarter of 2013.  Included in net income is a gain on the acquisition of ACRE Capital of $5.2 million or $0.18 per basic and diluted common share and transaction expenses associated with the closing of ACRE Capital of $2.1 million or $0.07 per basic and diluted common share. Excluding the gain on acquisition and transaction expense, net income would have been $4.5 million or $0.16 per basic and diluted common share.  In addition, the Company announced that its Board of Directors has authorized a fourth quarter 2013 dividend of $0.25 per basic and diluted common share.

“Since our IPO in May of 2012, we have directly originated or co-originated approximately $1 billion of new loans in 21 markets across the U.S., and we are well established as a preferred provider of flexible capital to middle market commercial real estate owners and operators,” commented Todd Schuster, Co-CEO of Ares Commercial Real Estate Corporation.  “By adding ACRE Capital, we now have the capability to be a full spectrum lender of short and long term financing solutions in the strategically important multi-family market segment.  We believe we have developed a powerful combination of origination scale and product depth that positions us well to take advantage of a broader set of market opportunities going forward.”

“With our well capitalized balance sheet following our offering of common shares this past summer, we are focused on optimizing our debt capital and further leveraging our expense base,” commented Tae-Sik Yoon, Chief Financial Officer of Ares Commercial Real Estate Corporation. “We have successfully expanded the size and lowered the funding costs of our existing funding facilities, and subsequent to the end of the third quarter, we made additional progress with our approximately $494 million commercial mortgage backed securitization, which is scheduled to close on November 19, 2013, subject to customary closing conditions.  This securitization will permit us to achieve non-recourse financing at higher advance rates and lower our overall funding costs compared to our existing funding facilities.”

THIRD QUARTER 2013 FINANCIAL HIGHLIGHTS

Financial Results:

•                  For the third quarter of 2013, generated net income of $7.6 million or $0.27 per basic and diluted common share.  Excluding a gain on the acquisition of ACRE Capital of $5.2 million or $0.18 per basic and diluted common share and transaction expenses associated with the closing of ACRE Capital of $2.1 million or $0.07 per basic and diluted common share, net income would have been $4.5 million or $0.16 per basic and diluted common share.

Financial Activities:

•                  Originations for the third quarter of 2013 included four new loans totaling $203.1 million in commitments, including three senior loans and one subordinated loan totaling $196.7 million in outstanding principal; in addition, ACRE Capital rate locked twelve new senior loans totaling $101.1 million in principal during the third quarter.

•                  For the principal lending business, ended the quarter with 24 loans totaling $759.8 million in commitments and $697.4 million in outstanding principal, including (a) 19 senior loans totaling $635.8 million in commitments and $590.3 million in outstanding principal, and (b) 5 subordinated loans totaling $124.0 million in commitments and $107.1 million in outstanding principal.

•                  For the mortgage banking and servicing business (ACRE Capital), ended the quarter with a $3.8 billion servicing portfolio consisting of 1,024 loans.

Capital and Other Activities:

•                  During the third quarter of 2013, increased two of the Company’s existing funding facilities by $89 million from $136 million to $225 million, and lowered pricing on such facilities:

–                 Amended the Citibank funding facility to increase the size of the facility from $86.2 million to $125.0 million and reduce the pricing from a range of LIBOR + 2.50% to 3.50% to a range of LIBOR + 2.25% to 2.75%.

–                 Amended the Capital One funding facility to increase the size of the facility from $50.0 million to $100.0 million and reduce the pricing from a range of LIBOR + 2.50% to 4.00% to a range of LIBOR + 2.00% to 3.50%.

•                  Declared a third quarter 2013 dividend of $0.25 per common share, which was paid on October 17, 2013.

•                  Acquired ACRE Capital, a national multi-family loan origination and servicing company for a combination of $53.4 million in cash, subject to adjustments, and the issuance of 588,235 shares of the Company’s common stock.

•                  Sold 601,590 primary shares of common stock pursuant to the underwriters’ overallotment option raising net proceeds of $7.7 million, in connection with the June 2013 follow-on offering.

•                  Subsequent to quarter end, a wholly owned indirect subsidiary of the Company, ACRC 2013-FL1 Depositor LLC (the “Depositor”), received commitments from investors for the purchase of approximately $395 million in principal balance of commercial-mortgage backed securities (“CMBS”). The commitments were made in connection with the offer and sale by the Depositor of approximately $494 million principal balance of commercial mortgage pass-through certificates (the “Certificates”), approximately $395 million principal balance of which was offered to third parties.  The Certificates will be backed by approximately $494 million outstanding principal balance of commercial and multifamily mortgage loans.  The Company expects to retain (either directly or through one of its wholly owned subsidiaries) approximately $99 million principal balance of the non-investment grade tranches of the Certificates that were not offered to investors.  The initial weighted average coupon of the Certificates offered to third parties is expected to be LIBOR plus 1.89%.  The securitization is scheduled to close on or about November 19, 2013.  The securitization is subject to customary closing conditions and, as a result, the Company can give no assurances that it will close. The Company intends to use the net proceeds of the securitization to repay outstanding amounts under the Company’s secured funding facilities.

SUMMARY OF THIRD QUARTER FINANCIAL RESULTS

Net income (loss) attributable to common stockholders was $7.6 million or $0.27 per basic and diluted common share for the three months ended September 30, 2013. Excluding a gain on the acquisition of ACRE Capital of $5.2 million or $0.18 per basic and diluted common share and transaction expenses associated with the closing of ACRE Capital of $2.1 million or $0.07 per basic and diluted common share, net income would have been $4.5 million or $0.16 per basic and diluted common share.

Core Earnings (loss)(1) were $2.3 million or $0.08 per basic and diluted common share for the three months ended September 30, 2013. For the three months ended September 30, 2013, included in Core Earnings is $2.1 million or $0.07 per basic and diluted common share of transaction expenses related to the proposed acquisition of ACRE Capital. Without the impact of such transaction expenses, Core Earnings for the three months ended September 30, 2013 would have been $4.4 million or $0.15 per basic and diluted common share.  Reconciliations of Core Earnings to the most directly comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, net income, are set forth in a table at the end of this presentation.

(1) Core Earnings is a non-GAAP financial measure that is used, among other things, to compute incentive fees payable to the Company’s external manager.  The Company believes the disclosure of Core Earnings provides useful information to investors regarding financial performance because it is an alternative method the Company uses to measure its financial conditions and results of operations.   Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the  incentive fee payable to our external manager, depreciation and amortization (related to targeted investments that are structured as debt to the extent the Company forecloses on any properties underlying such debt), any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss).   The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

PRINCIPAL LENDING BUSINESS AS OF SEPTEMBER 30, 2013

During the third quarter of 2013, the Company originated four new loans totaling $203.1 million in commitments as held for investment in its principal lending business:

•                  a $15.2 million first mortgage loan commitment collateralized by a four-building office park located in Irvine, California;

•                  a $37.0 million mezzanine loan commitment collateralized by an office and associated parking of a 49-story mixed use property located in Chicago, Illinois;

•                  a $75.0 million first mortgage loan commitment collateralized by four office properties consisting of eight buildings located in Orange County, California; and

•      a $75.9 million first mortgage loan commitment collateralized by two retail properties located in Chicago, Illinois.

At September 30, 2013, the Company had originated or co-originated 24 loans, excluding two loans that were repaid during the nine months ending September 30, 2013, totaling approximately $759.8 million in commitments with outstanding principal of $697.4 million.  At September 30, 2013, all loans were performing in accordance with the terms of the respective loan agreements and no impairment charges have been recognized as of September 30, 2013 or December 31, 2012.

The following tables provide summary information for the principal lending business’s investment portfolio as of September 30, 2013:

Portfolio Interest Rate and Duration Summary as of September 30, 2013:

(amounts in millions, except percentages)

			Weighted	Weighted
			Average	Average
		Weighted	Unleveraged	Remaining
	Outstanding	Average	Effective	Life
	Principal	Interest Rate	Yield	(Years)
Senior mortgage loans	$590.3	5.1%	5.6%	2.6
Subordinated and mezzanine loans	107.1	10.3%	10.8%	2.3
Total	$697.4	5.9%	6.4%	2.6

As of September 30, 2013, 93% of the investment portfolio consisted of floating rate loans (as measured by outstanding principal).

Portfolio Diversification Summary as of September 30, 2013:

(amounts in millions, except percentages)

PROPERTY TYPE			GEOGRAPHIC MIX
	Outstanding	% of		Outstanding	% of
$ in millions	Principal	Portfolio		Principal	Portfolio
Office	$318.8	45%	Southeast	$249.1	35%
Multifamily	289.6	42%	West	169.2	24%
Retail	70.0	10%	Mid west	158.6	23%
Industrial	19.0	3%	Northeast	101.5	15%
			Mid Atlantic	19.0	3%
Total	$697.4	100%	Total	$697.4	100%

As of September 30, 2013, the investment portfolio of loans was diversified by geography and was focused primarily on office and multi-family properties.

“We believe our principal lending portfolio is well positioned for a variety of economic and interest rate environments given our strategy of investing in primarily floating rate, senior loans collateralized by cash flowing and lower volatile property types such as multi-family and office,” commented Mr.  Schuster.

MORTGAGE BANKING AND SERVICING BUSINESS (ACRE CAPITAL) AS OF SEPTEMBER 30, 2013

The mortgage banking and servicing business represents the Company’s mortgage banking operations at ACRE Capital which began on September 1, 2013.  For the one month ended September 30, 2013, ACRE Capital rate-locked twelve loans totaling $101.1 million in principal, including two Government National Mortgage Association (“GNMA”)/Housing and Urban Development (“HUD”) loans totaling $76.2 million and ten Fannie Mae Delegated Underwriting and Servicing (“DUS”) loans totaling $24.9 million.  At the end of the third quarter, the Company’s multifamily servicing portfolio totaled $3.8 billion and consisted of 1,024 loans.  The carrying value of the Company’s mortgage servicing rights was $60.9 million at September 30, 2013.

“Although the acquisition of ACRE Capital just closed at the end of August, we benefited from a meaningful impact in overall loan origination activities,” commented Mr. Schuster.  “Our ability to close the transaction at the end of August, allowed us to benefit from two larger HUD loan originations in September.  Over time, we expect the added revenue and earnings benefits from ACRE Capital will become gradually more evident as we expand our products and realize the synergies we have with this new line of business.”

RECENT DEVELOPMENTS

On October 17, 2013, the Company made a $4.9 million preferred equity investment in connection with an acquisition of an apartment complex located in Houston, Texas.  At closing, the preferred equity of $4.9 million was fully funded.  The preferred equity has a dividend rate of LIBOR + 11.00% and a 36-month redemption period.

On November 6, 2013, the Company originated a $15.3 million mezzanine loan collateralized by interests in a proposed mixed use development located in Long Island, New York.  At closing, the outstanding principal balance was approximately $4.3 million, with an additional $2.1 million funded on November 8, 2013.  The loan has a fixed interest rate of 11.5% and a term of three years.

In addition to the CMBS securitization described above, on November 8, 2013, the agreements governing the Wells Fargo Facility were modified to incorporate specific funding requirements related to the loans backing the Certificates to be issued in the CMBS securitization.

On November 13, 2013, the Company declared a cash dividend of $0.25 per common share for the fourth quarter of 2013. The fourth quarter 2013 dividend is payable on January 22, 2014 to common stockholders of record as of December 31, 2013.

INVESTMENT CAPACITY AND LIQUIDITY

As of November 12, 2013 and proforma for the proceeds of the CMBS securitization expected to be received on November 19, 2013, the Company expects to have approximately $150 million in remaining capital in cash and approved but undrawn capacity under the Company’s secured funding facilities. After holding in reserve $10 million in liquidity requirements, the Company expects to have approximately $140 million in capital available to fund additional loans, outstanding commitments on the Company’s existing loans and for other working capital purposes. Assuming that the Company uses such amount as equity capital to make new investments and is able to achieve a debt-to-equity ratio of 2.5 to 1, the Company has the capacity to fund approximately $500 million of additional senior loan investments.  The Company can provide no assurance that the CMBS transaction will close.

As of November 12, 2013, the total unfunded commitments for the Company’s existing loans held for investment was approximately $65 million and borrowings under the Company’s secured funding facilities (prior to the closing of the CMBS transaction) and from the issuance of convertible senior notes were approximately $315 million and $69 million, respectively (excluding warehouse lines of credit).

THIRD QUARTER 2013 DIVIDEND

On August 7, 2013, the Company declared a dividend of $0.25 per common share for the third quarter of 2013, which was paid on October 17, 2013 to common stockholders of record as of September 30, 2013.

CONFERENCE CALL AND WEBCAST INFORMATION

The Company will host a webcast and conference call on Wednesday, November 13, 2013, 11:00 AM Eastern Time (10:00 AM Central Time) to discuss its financial results for the quarter ended September 30, 2013.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of our website at http://www.arescre.com. Please visit the website to test your connection before the webcast.  Domestic callers can access the conference call by dialing (888)-317-6003.  International callers can access the conference call by dialing +1(412)-317-6061.  All callers will need to enter the Participant Elite Entry Number 2122447 followed by the # sign and reference “Ares Commercial Real Estate Corporation” once connected with the operator.  All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available through November 26, 2013 to domestic callers by dialing (877)-344-7529 and to international callers by dialing +1(412)-317-0088.  For all replays, please reference conference number 10034562.  An archived replay will also be available on a webcast link located on the Home page of the Investor Resources section of our website.

ABOUT ARES COMMERCIAL REAL ESTATE CORPORATION

Ares Commercial Real Estate Corporation is a specialty finance company primarily engaged in principal lending, mortgage banking and servicing of CRE loans and other commercial real estate related investments.  Through its national direct origination platform, Ares Commercial Real Estate Corporation provides a broad offering of flexible financing solutions for commercial real estate owners and operators in the middle market.  Ares Commercial Real Estate Corporation intends to elect to be taxed as a real estate investment trust and is externally managed by an affiliate of Ares Management LLC, a global alternative asset manager with approximately $68 billion in committed capital under management as of September 30, 2013.  For more information, please visit www.arescre.com.  The contents of such website are not, and should not be deemed to be, incorporated by reference herein.

FORWARD LOOKING STATEMENTS

Statements included herein or on the webcast / conference call may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or the Company’s future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission.  Ares Commercial Real Estate Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Commercial Real Estate Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescre.com.  The contents of such website are not and should not be deemed to be incorporated by reference herein.

CONTACT

Carl Drake
Ares Commercial Real Estate Corporation
888-818-5298

ARES COMMERCIAL REAL ESTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	As of
	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Cash and cash equivalents	$12,553	$23,390
Restricted cash	21,894	3,210
Loans held for investment	692,325	353,500
Loans held for sale, at fair value	24,465	—
Mortgage servicing rights	60,878	—
Other assets	27,691	7,759
Total assets	$839,806	$387,859
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Secured funding agreements	$294,019	$144,256
Warehouse lines of credit	13,821	—
Convertible notes	67,674	67,289
Allowance for loss sharing	19,530	—
Due to affiliate	2,958	1,320
Dividends payable	7,119	2,316
Other liabilities	24,038	7,240
Total liabilities	429,159	222,421
Commitments and contingencies (Note 8)
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized at September 30, 2013 and December 31, 2012, no shares issued and outstanding at September 30, 2013 and December 31, 2012	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized at September 30, 2013 and December 31, 2012, 28,476,596 and 9,267,162 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	284	92
Additional paid in capital	419,251	169,200
Accumulated deficit	(8,888)	(3,854)
Total stockholders’ equity	410,647	165,438
Total liabilities and stockholders’ equity	$839,806	$387,859

ARES COMMERCIAL REAL ESTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	For the three months ended		For the nine months ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net interest margin:
Interest income from loans held for investment	$10,695	$1,889	$25,494	$4,397
Interest expense (from secured funding agreements)	(1,995)	(398)	(5,260)	(1,090)
Net interest margin	8,700	1,491	20,234	3,307

Mortgage banking revenue:
Servicing fees, net	503	—	503	—
Gains from mortgage banking activities	3,842	—	3,842	—
Provision for loss sharing	32	—	32	—
Total revenue	13,077	1,491	24,611	3,307

Expenses:
Other interest expense	1,646	—	4,696	—
Management fees to affiliate	1,487	625	2,744	1,044
Professional fees	675	292	1,741	706
Compensation and benefits	2,281	—	2,281	—
Acquisition and investment pursuit costs	2,052	—	3,813	—
General and administrative expenses	994	496	1,930	827
General and administrative expenses reimbursed to affiliate	1,000	632	2,610	951
Total expenses	10,135	2,045	19,815	3,528
Changes in fair value of derivatives	—	—	1,739	—
Income from operations before gain on acquisition and income taxes	2,942	(554)	6,535	(221)
Gain on acquisition	5,185	—	5,185	—
Income before income taxes	8,127	(554)	11,720	(221)
Income tax expense	496	—	496	—
Net income	7,631	(554)	11,224	(221)
Less income (loss) attributable to Series A Convertible Preferred Stock:
Preferred dividends	—	—	—	(102)
Accretion of redemption premium	—	—	—	(572)
Net income (loss) attributable to common stockholders	$7,631	$(554)	$11,224	$(895)
Net income (loss) per common share:
Basic and diluted earnings (loss) per common share	$0.27	$(0.06)	$0.71	$(0.16)
Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding	27,976,562	9,205,480	15,806,777	5,606,840
Diluted weighted average shares of common stock outstanding	28,027,719	9,205,480	15,853,425	5,606,840
Dividends declared per share of common stock	$0.25	$0.06	$0.75	$0.17

September 30, 2013 and 2012 Reconciliation of Net Income to Core Earnings

Core Earnings is a non-GAAP financial measure that is used, among other things, to compute incentive fees payable to the Company’s external manager, Ares Commercial Real Estate Management LLC (“ACREM”). The Company believes the disclosure of Core Earnings provides useful information to investors regarding financial performance because it is an alternative method the Company uses to measure its financial conditions and results of operations.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.  Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee payable to ACREM, depreciation and amortization (related to targeted investments that are structured as debt to the extent the Company forecloses on any properties underlying such debt), any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss). The amount will also be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as determined by ACREM and approved by a majority of the independent directors of the Company.

Core Earnings (loss) for the three months ended September 30, 2013 and 2012 were approximately $2.3 million or $0.08 per basic and diluted common share and approximately $(418) thousand or $(0.05) per basic and diluted common share, respectively.  Core Earnings (loss) for the nine months ended September 30, 2013 and 2012 were approximately $4.4 million or $0.28 per basic and diluted common share and approximately $(693) thousand or $(0.12) per basic and diluted common share, respectively. Reconciliation of Core Earnings (loss) to the most directly comparable GAAP financial measure, net income (loss), is set forth in the table below for the three and nine months ended September 30, 2013 and 2012:

	For the three months ended				For the nine months ended
	September 30, 2013		September 30, 2012		September 30, 2013		September 30, 2012
$ in thousands, except per share amounts	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss) attributable to common stockholders	$7,631	$0.27	$(554)	$(0.06)	$11,224	$0.71	$(895)	$(0.16)
Adjustments relating to principal lending activities and other adjustments:
Add:
Non-cash stock-based compensation	139	—	136	0.01	374	0.02	202	0.04
Subtract:
Change in fair value of derivatives (gain)	—	—	—	—	(1,739)	(0.11)	—	—
Gain on acquisition	(5,185)	(0.18)	—	—	(5,185)	(0.33)	—	—
Adjustments relating to mortgage banking and servicing activities (ACRE Capital):
Add:
Component of mortgage banking activities (1)	858	0.03	—	—	858	0.05	—	—
Subtract:
Component of mortgage banking activities, net of related deferred income taxes (2)	(1,129)	(0.04)	—	—	(1,129)	(0.07)	—	—
Allowance for loss sharing	(32)	—	—	—	(32)	—	—	—
Core Earnings (loss)	$2,282	$0.08	$(418)	$(0.05)	$4,371	$0.28	$(693)	$(0.12)

(1)  Includes net change (for the period indicated) in the carrying value of purchased mortgage servicing rights, a finite life, depleting asset.

(2)  Includes the fair value of newly originated mortgage servicing rights, net of related deferred income taxes.